                                                                      EXHIBIT 1


                     AMENDED AND RESTATED INVESTOR AGREEMENT

                  THIS AMENDED AND RESTATED INVESTOR AGREEMENT (this "AGREEMENT"), is entered into as of April 27, 2001 between Vitas Healthcare Corporation, a Delaware corporation ("VITAS" or the "COMPANY"), Chemed Corporation, a Delaware corporation ("CHEMED"), and OCR Holding Company (the "INVESTOR"), a Nevada corporation, which is a direct, wholly owned subsidiary of Chemed.

                  WHEREAS, Vitas, Chemed and the Investor are parties to that certain Preferred Stock Purchase Agreement dated as of December 17, 1991 (the "PREFERRED STOCK AGREEMENT"), pursuant to which, among other things, Vitas issued to the Investor, and the Investor continues to own, (i) 270,000 shares of Vitas 9.0% Cumulative Nonconvertible Preferred Stock, par value $1.00 per share (the "PREFERRED STOCK"), (ii) Warrant No. A-1 dated December 17, 1991, as amended, to purchase up to 2,556,153 shares of common stock, par value $.001 per share ("COMMON STOCK"), of Vitas, at an initial exercise price of $4.55 per share ("WARRANT A") and (iii) Warrant No. B-1 dated December 17, 1991, as amended, to purchase up to 1,396,805 shares of Common Stock, at an initial exercise price of $4.56 per share ("WARRANT B" and, together with Warrant A, the "EXISTING WARRANTS");


                  WHEREAS, after giving effect to the terms of that certain Acknowledgement, Stipulation and Waiver entered into in July 1997 by Chemed and the Investor and that certain Second Acknowledgement, Stipulation and Waiver entered into in October 1997 by Chemed, the Investor and Vitas, pursuant to which, among other things, the Investor and Chemed agreed to certain stipulations regarding the Existing Warrants, (i) the number of shares of Common Stock issuable under Warrant A and Warrant B (collectively, the "EXISTING WARRANT SHARES") currently is 2,688,899 and 1,469,344, respectively, and (ii) the exercise price per share under Warrant A and Warrant B currently is $4.325 and $4.335, respectively;

                  WHEREAS, in connection with the execution and delivery of the Preferred Stock Agreement, Vitas, Chemed and the Investor also entered into an Investor Agreement dated December 17, 1991 (the "ORIGINAL INVESTOR AGREEMENT");

                  WHEREAS, Vitas proposes to effect a Recapitalization (as defined in that certain 9% Preferred Stock Recapitalization Agreement dated April 27, 2001 among Vitas, Chemed and the Investor (the "9% PREFERRED STOCK RECAPITALIZATION AGREEMENT")), which includes, among other things, the following transactions: (i) extension of the redemption dates of the Preferred Stock, (ii) certain amendments to the Existing Warrants, including the extension of the final expiration dates thereof, and (iii) issuance of a new warrant to the Investor to purchase up to 1,636,364 shares of Common Stock (the "NEW WARRANT SHARES," and, together with the Existing Warrant Shares, the "WARRANT SHARES") at an exercise price of $5.50 per share (the "NEW WARRANT," and together with the Existing Warrants, the "WARRANTS") (the Preferred Stock, the Warrants and the Warrant Shares sometimes collectively referred to herein as the "SECURITIES");

                  WHEREAS, in connection with the Recapitalization, Vitas, Chemed and the Investor desire to amend and restate the Original Investor Agreement in the manner set forth herein; and

                  WHEREAS, the Investor has represented that it continues to hold the Preferred Stock and Existing Warrants, and is acquiring the New Warrant (and, if it exercises the Warrants, will be acquiring the Warrant Shares) for investment and not for the purpose or effect of changing or influencing the control of Vitas or in connection with or as a participant in any transaction having such purpose or effect;

                  NOW THEREFORE, in consideration of the provisions and mutual covenants hereinafter set forth, and for other valuable consideration, Vitas, Chemed and the Investor agree as follows:

                  1.       Board of Directors.

                           (a)      As of the date of this Agreement, the
current Class I directors (which have terms expiring at the 2000 annual meeting of stockholders (expected to be held in 2001)), consist of Esther Colliflower, Timothy S. O'Toole Margaret Jordan and William Ferretti. Timothy S. O'Toole is currently serving as the designee of the Investor to the Board of Directors of Vitas. As long as this Agreement is in effect, and the Investor beneficially owns at least 10 percent of the outstanding Common Stock (and, if the Warrants have not been exercised, also beneficially owns at least a majority of the Preferred Stock outstanding as of the date hereof), Vitas agrees to renominate such designee, or to nominate an alternative person selected by the Investor, and to use its best efforts to cause such designee or alternative person selected by the Investor to be elected as a director of Vitas. Any person selected by the Investor shall be a person reasonably acceptable to Vitas. As long as this Agreement is in effect, Chemed and the Investor agree not to seek or accept the election or appointment of more than one designee of the Investor as director of Vitas, except as set forth in Section 1(c) hereof or as otherwise agreed to in writing by Chemed, the Investor and Vitas. As long as this Agreement is in effect, and the Investor beneficially owns at least 10 percent of the outstanding Common Stock (and, if the Warrants have not been exercised, also beneficially owns at least a majority of the Preferred Stock outstanding as of the date hereof), except as otherwise agreed to in writing by Chemed, the Investor and Vitas, Vitas agrees to vote its limited liability company interest in Vitas Hospice Services, L.L.C., a Delaware limited liability company and subsidiary of Vitas ("VITAS SERVICES"), and take all other necessary or desirable actions within its control (i) to cause the number of directors constituting the entire Board of Directors of Vitas Services to be the same as the number of directors constituting the entire Board of Directors of Vitas and
(ii) to cause each of the persons then serving as members of the Board of Directors of Vitas to be elected as directors of Vitas Services in accordance with the governing documents of Vitas Services and Delaware law.

                           (b)      In the event that the Investor shall cease
to beneficially own at least 10 percent of the outstanding Common Stock or cease to beneficially own at least a majority of the Preferred Stock outstanding as of the date hereof, the Investor, if requested by a majority of the directors of Vitas, excluding the Investor's designee, will use its best efforts to cause its designees on the Boards of Directors of Vitas and Vitas Services promptly to resign as directors of Vitas and Vitas Services, respectively.

                           (c)      As long as this Agreement is in effect, and
the Investor beneficially owns at least 10 percent of the outstanding Common Stock (and, if the Warrants have not been exercised, also beneficially owns at least a majority of the Preferred Stock outstanding as of the date hereof), Vitas agrees that the Investor's designees will constitute no less than one-ninth (1/9) (rounded up to the nearest full number) of the entire Board of Directors of each of Vitas and Vitas Services; provided, however, that as long as the Vitas and Vitas Services Boards of Directors are comprised of ten or fewer directors, the Investor shall be entitled to only one designee on each such Board.

                           (d)      Notwithstanding the foregoing, insofar as
this Section 1 imposes any obligation on Vitas to take any action regarding the election of directors of Vitas Services, in the event that an Event of Default (as defined in the New Credit Facility, defined below) shall have occurred and be continuing under the Credit Agreement dated as of April 27, 2001 by and among Vitas, as Guarantor, Vitas Services, as Borrower, the initial lenders named therein and BNP Paribas, as Agent, as may be increased, amended, restated or replaced, from time to time (the "NEW CREDIT FACILITY"), such obligation of Vitas to take any action regarding the election of directors of Vitas Services pursuant to this Section 1 shall be suspended during the continuation of such Event of Default and shall terminate immediately upon the consummation of any sale or other transfer of all or substantially all of the equity interests or assets of Vitas Services in connection with the exercise of remedies following such Event of Default.

                  2. Restriction on Acquisitions of Common Stock. As long as this Agreement is in effect, Chemed and the Investor, on behalf of themselves and their affiliates and associates, individually and collectively, agree not to, directly or indirectly, through one or more transactions or acting in concert with one or more persons or companies or otherwise, offer to acquire or acquire any Common Stock or any other class or series of capital stock or other securities of Vitas ("CAPITAL STOCK") (other than the Warrant Shares), except with the prior written approval of Vitas' Board of Directors. The foregoing restriction shall also cover any agreement, arrangement, understanding, right, option or warrant to acquire shares of Common Stock (other than the Warrant Shares) or other Capital Stock. Notwithstanding the foregoing, in the event that the Investor ceases to beneficially own at least 20 percent of the Common Stock at any time during the term of this Agreement as a result of any action taken by Vitas, the Investor shall be entitled to acquire additional Common Stock without the prior approval of Vitas in the open market or in private transactions so as to maintain its beneficial ownership level at up to 20 percent; provided that the Investor shall not exceed such 20 percent interest without Vitas' prior written approval.

                  3. Restrictions on Dispositions of Preferred Stock, Warrants and Warrant Shares.

                           (a)      The Investor acknowledges and agrees that by
its terms, the Preferred Stock is nontransferable without the prior written approval of the Company. The Investor also acknowledges and agrees that, except as permitted under Section 18, the Warrants may not be sold, hypothecated, transferred or disposed of without the prior written approval of the Company. Subject to the terms and conditions of this Agreement, the Investor agrees that until the earlier of (i) April 27, 2003 or (ii) such date that is six months (or such other period of time as determined by the underwriters for such offering to be appropriate) after the closing of a Qualified Initial Public Offering (as defined below), if any, by Vitas, the Investor will not sell, hypothecate, transfer or dispose (or agree to sell, hypothecate, transfer or dispose) of the New Warrant Shares or any other Capital Stock hereafter acquired by the Investor (other than the Existing Warrant Shares, which together with the New Warrant Shares, remain subject to the other restrictions on transfer set forth in this Agreement) without the prior written approval of Vitas; provided, however, that it is understood and agreed that the foregoing time limitation in clause (a)(i) above shall not apply at such time as (i) there has been a material adverse change in the consolidated financial condition, results of operation or business of Vitas after the date hereof; (ii) there has been a "change in control of Vitas" (as defined below); or (iii) the Investor shall be entitled to have its Common Stock registered under that certain Registration Rights Agreement dated as of June 4, 1993, as amended, among Vitas, the Investor, Chemed and certain other parties identified therein (the "REGISTRATION RIGHTS AGREEMENT"). For purposes of this Agreement, a "QUALIFIED INITIAL PUBLIC OFFERING" means a public offering of Common Stock which (i) results in gross proceeds to Vitas from such offering in an amount not less than $12 million, and (ii) results in a market capitalization of the common equity of Vitas of at least $60 million; and a "CHANGE IN CONTROL OF VITAS" shall be deemed to have taken place if after the date hereof (i) any person (excluding Hugh A. Westbrook, Chemed and/or any affiliates of Chemed (including the Investor)) becomes a beneficial owner of 50% or more of the total number of then-outstanding shares of Common Stock; (ii) any liquidation of Vitas or sale of all or substantially all of the Company's assets shall have occurred; or (iii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination (other than a merger or other business combination that has been approved by the Vitas Board of Directors and expressly excluded from this definition of a "change in control of Vitas" by the Vitas Board of Directors prior to consummation of such transaction), or contested election, the persons who were directors of Vitas before such transaction shall cease to constitute at least a majority of the Board of Directors of the Company.

                           (b)      Notwithstanding any other provisions in this
Agreement, but subject to the provisions of Section 18 hereof, until completion of a Qualified Initial Public Offering, the Investor will not sell, hypothecate, transfer or dispose (or agree to sell, hypothecate, transfer or dispose) of the Warrants, Warrant Shares and any other Capital Stock hereafter acquired by the Investor, in one private transaction or a series of private transactions (a "PROPOSED SALE TRANSACTION"), unless Vitas or its designee is first given an opportunity to acquire such Warrants, Warrant Shares and any such Capital Stock hereafter acquired by the Investor during the period of 90 days after Vitas receives written notice from the Investor of the Proposed Sale Transaction or agreement evidencing such Transaction on the same terms and conditions as the Proposed Sale Transaction. Such notice shall include the identity of the potential purchaser, the number of Warrants, Warrant Shares or other Capital Stock proposed to be sold, hypothecated, transferred or disposed of, the proposed date of consummation of such Proposed Sale Transaction and the other material terms of such Proposed Sale Transaction, including (if applicable) the price and form of consideration to be paid. In the event Vitas or its designee does not purchase the Warrants, Warrant Shares or other Capital Stock proposed to be included in the Proposed Sale Transaction within such 90-day period, then, subject to compliance by the Investor with Sections 3(e) and (f) hereof and the other terms of this Agreement, (including, if applicable, compliance with Section 3(c)), the Investor shall be permitted to sell, hypothecate, transfer or dispose (at the same or higher price and upon such terms as contemplated in the Proposed Sale Transaction) of such Warrants, Warrant Shares or other Capital Stock to such proposed purchaser or transferee; provided, however, that if such Warrants, Warrant Shares or other Capital Stock are not sold or transferred by the Investor to such proposed purchaser or transferee within 60 days after the end of such 90-day period, then Vitas or its designee shall continue to be entitled to one or more further rights of first refusal as described above; and provided, further, that as a condition to any sale, hypothecation, transfer or disposition, the Investor shall take steps to ensure that the proposed transferee becomes bound by and subject to the provisions of this Agreement, as evidenced by the execution and delivery by such proposed transferee as a condition precedent to such transfer of a counterpart to this Agreement to which the proposed transferee will become an additional party. Vitas in its sole discretion may assign its rights of first refusal to any person or entity so designated by Vitas. Subject to Section 18, in the event of a Payment Default (as hereinafter defined), the 90-day period referred to herein shall be 45 days during such time that such Payment Default has not been cured; provided, however, that with respect to a Proposed Sale Transaction of which Vitas receives notice at a time when a Payment Default exists, the 90-day period referred to herein shall be in any event 45 days.

                           (c)      Notwithstanding any other provision hereof,
but subject to the provisions of Section 18, until completion of a Qualified Initial Public Offering, the Investor agrees not to sell, hypothecate, transfer or dispose (or agree to sell, hypothecate, transfer or dispose) of the Warrant Shares or any other Capital Stock hereafter acquired by the Investor to any person or entity without the prior written approval of Vitas, which approval shall not be unreasonably withheld.

                           (d)      In the event Vitas completes a Qualified
Initial Public Offering for the shares of Common Stock, Chemed and the Investor agree as follows with respect to any sale, hypothecation, transfer or other disposition of Warrant Shares or any other Capital Stock beneficially owned by Chemed, the Investor, their affiliates and associates:

                           (i) Open Market Sales. Open market sales of Warrant Shares or any other Capital Stock may only be made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or pursuant to an available exemption from registration as evidenced by a written opinion from the Investor's counsel, which counsel shall be experienced in securities law matters, and which opinion shall be reasonably satisfactory in form and substance to Vitas and its counsel.

                           (ii) Overall Limitation on Dispositions. Except as provided in paragraph (iii) below, Chemed and the Investor, each on behalf of itself and its affiliates and associates, will not knowingly offer, sell or transfer any Warrant Shares or any other Capital Stock beneficially owned by them to any person or company who then or, as a result of such sale or transfer, would, directly or indirectly, beneficially own, control or hold proxies or options for five percent or more of the outstanding Common Stock or any other class or series of voting securities except with the prior written approval of

                  Vitas unless prior thereto, Vitas or its designee is first given an opportunity to acquire such shares on the same terms and conditions as set forth in Section 3(b) above except that the 90-day period provided for in Section 3(b) shall be 45 days for purposes of this paragraph (ii). In sales other than in the open market, the Investor, on behalf of itself and its affiliates and associates, shall obtain appropriate representations from each purchaser as to compliance with this five percent limitation.

                           (iii) Sales Pursuant to Tender Offers. Chemed and the Investor, each on behalf of itself and its affiliates and associates, shall be entitled to participate without restriction in any tender or exchange offer made to all stockholders of Vitas; provided, however, that if such tender or exchange offer is one which the Vitas Board of Directors opposes, the Investor agrees that no Capital Stock beneficially owned by Chemed and the Investor, or any of their respective affiliates or associates, will be tendered unless 50 percent (which for the purpose of this calculation shall include all shares beneficially owned by the bidder) of all outstanding shares of such class or series of Capital Stock, not including shares beneficially owned by Chemed and/or the Investor, are beneficially owned by the bidder or have previously been tendered by stockholders other than Chemed, the Investor, and their respective affiliates and associates, and that, in such event, no tender or indication or arrangement to tender any of the Capital Stock beneficially owned by them may be made until 48 hours prior to the scheduled expiration of the tender or exchange offer.

                           (e)      Notwithstanding anything herein to the
contrary, except as otherwise provided in Section 3(g) below, until completion of a Qualified Initial Public Offering, prior to any transfer by the Investor or Chemed of any of the Warrants, Warrant Shares or other Capital Stock of Vitas (or any interest therein) hereafter acquired by Chemed or the Investor in accordance with the terms of this Agreement to any person or entity pursuant to the terms of this Agreement, the transferor shall cause the prospective transferee to execute and deliver to the Company an agreement to be bound by the terms of this Agreement as if such transferee were the Investor hereunder (regardless of whether the Investor continues to own any securities of Vitas).

                           (f)      Subject to Section 3(g) below, Chemed and
the Investor hereby acknowledge and agree that, until the closing of a bona fide underwritten initial public offering of the Company's Common Stock registered as such under the Securities Act with the Securities and Exchange Commission, such Warrants, Warrant Shares and other Capital Stock of Vitas hereafter acquired will not be transferred and no such proposed transfer shall be effective if such proposed transfer would (i) result in any person who is a competitor of the Company or any subsidiary of the Company owning shares of Capital Stock of the Company, (ii) violate this Agreement, the Warrants (as applicable) or any applicable federal or state securities or other laws, (iii) result in (A) the loss of, or failure to obtain, a certificate of need, license, permit or other regulatory approval or authorization of or reimbursement to or for the Company or any subsidiary material to the operations of the Company or any subsidiary, (B) the imposition of any condition, modification, or limitation on such certificate, license, permit, approval, authorization or reimbursement that would be materially adverse to the operations of the Company or any subsidiary, or (C) the reasonable likelihood of subjecting the Company or any subsidiary to exclusion from participation in Medicare, Medicaid or other federal health care programs or state health care programs, or (iv) cause the Company to become a reporting company pursuant to Section 12 of 1934 Act (as defined below), and that any transfer or attempted transfer in violation of any provision of this Agreement shall be void, and Vitas shall not record such transfer on its books or treat any purported transferee as the owner thereof for any purpose. For purposes of this Section 3(f), the good faith determination of a majority of the Vitas Board of Directors (excepting any directors designated by the Investor) that a proposed transferee is within the categories described in clauses (i), (ii) or (iv) above, shall in all respects be conclusive and binding on the parties.

                           (g)      Notwithstanding anything to the contrary in
Sections 3(e) and 3(f) hereof, the Investor and/or Chemed may transfer (without otherwise having to comply with the provisions of Section 3(e) and 3(f) hereof), in one or more transfers, Capital Stock of Vitas representing up to

289,730 shares of Common Stock (representing five percent (5%) of the Warrant Shares issuable under the Warrants) in the aggregate (including up to such number of Warrant Shares or Warrants representing the right to purchase up to such number of Warrant Shares), to one or more persons or entities, provided that, in no event may the Investor and/or Chemed transfer any Warrants, Warrant Shares or other Capital Stock of Vitas pursuant to this Section 3(g) to any person or entity or group of persons or entities who then, or as a result of such transfer would, directly or indirectly, together with any affiliates or associates thereof, beneficially own, control or hold proxies or options for five percent or more of the outstanding Common Stock or any other class or series of voting securities of Vitas as of the date of such transfer.

                  4. Repurchase of Preferred Stock. In the event of a change in control of Chemed and/or the Investor as defined in Section 5 hereof, the Investor hereby agrees, upon at least 15 days' prior written notice and subject to appropriate documentation and compliance with all applicable legal requirements, to sell and deliver to any designee of Vitas all or a portion of the shares of Preferred Stock which such designee wishes to acquire so long as such designee tenders to the Investor the same price that the Investor would receive if Vitas were to redeem at the option of Vitas such shares pursuant to
Section 3 of the Certificate of Designation, Preferences and Other Rights of 9.0% Cumulative Nonconvertible Preferred Stock of Vitas, as amended.

                  5. Repurchase of Warrants and Warrant Shares in Certain Circumstances. In the event of a "change in control of Chemed and/or the

Investor" (as defined below) during the term of this Agreement, Vitas or its designee shall have the right to repurchase the Warrants, the Warrant Shares and/or other Capital Stock then owned by Chemed and the Investor, and Chemed and the Investor hereby grant Vitas or its designee such right and agree to sell the Warrants, the Warrant Shares and/or other Capital Stock pursuant to the exercise of such right, on the terms and conditions set forth in this Section 5. In the event that the Warrants become transferable without having to obtain the prior written approval of Vitas, Vitas or its designee shall have the right to repurchase the Warrants then owned by Chemed and the Investor, and Chemed and the Investor hereby grant Vitas or its designee such right and agree to sell the Warrants pursuant to the exercise of such right, on the terms and conditions set forth in this Section 5.

                           (i) With respect to any repurchases pursuant to this Section 5, the repurchase price for the Existing Warrants shall be an amount equal to the product of (x) the aggregate exercise price of all Existing Warrants which remain unexercised at the date of repurchase; (y) 1%; and (z) the number of full months elapsed from December 17, 1991 to the date of repurchase; provided, however, that in no event shall such repurchase price exceed the difference (if any) between
                  (A) the aggregate Fair Market Value of the Common Stock covered by the Existing Warrants to be repurchased minus (B) the aggregate exercise price of such Existing Warrants.

                           (ii) With respect to any repurchases pursuant to this Section 5, the repurchase price for the New Warrant shall be an amount equal to the product of (x) the aggregate exercise price of any portion of the New Warrant which remains unexercised at the date of repurchase; (y) 1%; and (z) the number of full months elapsed from the date of this Agreement to the date of repurchase; provided, however, that in no event shall such repurchase price exceed the difference (if any) between (A) the aggregate Fair Market Value of the Common Stock covered by the New Warrant to be repurchased minus (B) the aggregate exercise price of such New Warrant;

                           (iii) With respect to any repurchases pursuant to this Section 5, the repurchase price (x) for Common Stock issued upon exercise of the Existing Warrants shall be an amount equal to the product of (A) the purchase price paid by Chemed and/or the Investor for such Common Stock; (B) 1%; and
                  (C) the number of full months elapsed from December 17, 1991 to the date of repurchase and (y) for Common Stock issued upon exercise of the New Warrant shall be an amount equal to the product of (A) the purchase price paid by Chemed and/or the Investor for such Common Stock; (B) 1%; and (C) the number of full months elapsed from the date of this Agreement to the date of repurchase; provided, however, that, in no event shall any repurchase price calculated pursuant to this subsection (iii) exceed the aggregate Fair Market Value of such Common Stock.

                           (iv) With respect to any repurchases pursuant to this Section 5, the repurchase price for Capital Stock (other than the Warrants and Common Stock issuable upon exercise of the Warrants) shall be an amount equal to the aggregate Fair Market Value of such Capital Stock.

                           (v) For purposes of this Agreement, the Fair Market Value of the Common Stock or other Capital Stock, as applicable, if shares of such Common Stock or other Capital Stock, as applicable, are publicly traded, shall mean the average of the Current Market Prices (as hereinafter defined) of such shares for each day of the Adjustment Period (as hereinafter defined). "CURRENT MARKET PRICE" of publicly traded shares of Common Stock or other Capital Stock, as applicable, for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such shares are not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such shares are not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ, or, if bid and asked prices for such shares on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such shares selected for such purpose by the Board of Directors of the Company on each trading day during the Adjustment Period. "ADJUSTMENT PERIOD" shall mean the period of five (5) consecutive trading days, selected by the Board of Directors of the Company in its sole discretion, during the twenty (20) trading days preceding, and including, the date as of which the Fair Market Value of such shares is to be determined. The Fair Market Value of Common Stock or other Capital Stock, as applicable, which is not publicly traded shall mean the fair market value thereof as determined in good faith by the Board of Directors of the Company in its sole discretion.

                  For purposes of this Section 5, a "CHANGE IN CONTROL OF CHEMED AND/OR THE INVESTOR" shall be deemed to have taken place if after the date hereof (i) any person not now a beneficial owner of 50% or more of the total number of voting shares of capital stock of Chemed and/or the Investor becomes a beneficial owner of 50% or more of the total number of voting shares of capital stock of Chemed and/or the Investor; (ii) any person (other than the persons named as proxies solicited on behalf of the Board of Directors of Chemed) holds revocable or irrevocable proxies, as to the election or removal of more than one third of the entire Board of Directors of Chemed, for 50% or more of a total number of voting shares of capital stock of Chemed; (iii) for any reason, the Board of Directors of Chemed and/or the Investor (but, in the case of the Investor, only if the Investor is no longer affiliated with Chemed) is comprised of persons a majority of whom have not served on such Board of Directors of Chemed and/or the Investor during the immediately preceding two-year period; or (iv) any liquidation of Chemed and/or the Investor, sale of all or substantially all of Chemed's assets, merger, consolidation or other similar extraordinary corporate transaction shall have occurred, which liquidation, sale, merger, consolidation or other similar transaction results in the persons who were directors of Chemed and/or the Investor before such transaction ceasing to constitute at least a majority of the Board of Directors of Chemed and/or the Investor immediately after such transaction. Vitas or its designee may exercise its rights under this Section 5 after a change in control of Chemed and/or the Investor shall have occurred by (i) providing written notice to the Investor no later than 30 days after ascertaining that a change in control of Chemed and/or the Investor has occurred of its intention to exercise its rights hereunder and (ii) consummating the purchase of the Warrants, Warrant Shares and/or other Capital Stock, as the case may be, specified in the aforesaid notice, within 90 days after such notice is given.

                  6. Right of Repurchase of New Warrant or New Warrant Shares in Connection with Proposed Exercise of New Warrant. Notwithstanding anything in this Agreement or the New Warrant to the contrary, Vitas or its designee shall have the right to repurchase the New Warrant or New Warrant Shares from the Investor in connection with the proposed exercise by the Investor of the New Warrant as follows:

                           (a)      At least 30 days prior to any exercise of
the New Warrant (in whole or in part) pursuant to its terms, the Investor shall furnish to Vitas a written notice (a "NOTICE OF PROPOSED EXERCISE") informing Vitas of the Investor's intention to exercise such New Warrant, which Notice of Proposed Exercise shall indicate the number of New Warrant Shares proposed to be purchased upon exercise of the New Warrant and the proposed date of exercise (such Notice of Proposed Exercise to be in addition to the Notice of Intention to Exercise Warrant contemplated in Section 2 of the New Warrant).

                           (b)      Following receipt of the Notice of Proposed
Exercise, Vitas or its designee shall have the right for a period of 90 days following receipt by Vitas of the Notice of Proposed Exercise (the "NEW WARRANT SHARES REPURCHASE PERIOD") to repurchase the New Warrant proposed to be exercised in the Notice of Proposed Exercise, or, in Vitas' sole discretion, the New Warrant Shares issued upon exercise thereof, and Chemed and the Investor hereby grant to Vitas or its designee such right and agree to sell such New Warrant and/or New Warrant Shares to Vitas or its designee pursuant to the exercise of such right.

                           (c)      The purchase price for the New Warrant to be
purchased pursuant to this Section 6 shall be an amount equal to the difference, if any, between (A) the aggregate Fair Market Value of the Common

Stock covered by the New Warrant to be purchased, determined in accordance with
Section 5(v) hereto as of the date of purchase by Vitas or its designee, minus
(B) the aggregate exercise price of such New Warrant. Any New Warrant Shares to be purchased by Vitas or its designee pursuant to this Section 6 shall be purchased at a purchase price per share equal to the Fair Market Value per share of the Common Stock, determined in accordance with Section 5(v) hereto as of the date of repurchase by Vitas or its designee.

                           (d)      Chemed and the Investor hereby further
covenant and agree that, in addition to the restrictions on transferability of the Warrant Shares contained in Section 3 hereto, the Investor shall not sell, hypothecate, transfer, dispose of or otherwise encumber the New Warrant or the New Warrant Shares covered by the Notice of Proposed Exercise (other than repurchases by Vitas or its designee pursuant to this Section 6) during the New Warrant Shares Repurchase Period without the prior written approval of Vitas.

                  7. Representations of Chemed and the Investor. Chemed and the Investor represent and warrant as follows:

                           (a) Chemed and the Investor have the requisite power and authority to enter into this Agreement, and that this Agreement is a valid, binding and enforceable obligation of Chemed and the Investor enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Agreement is considered in a proceeding in equity or at law).

                           (b) The statements contained in this Agreement pertaining to Chemed and the Investor (including the recitals hereto) are true and correct in all respects.

                  8. Representation of Vitas. Vitas represents and warrants that it has the power and authority to enter into this Agreement and this Agreement is a valid, binding and enforceable obligation of Vitas, enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Agreement is considered in a proceeding in equity or at law).

                  9. Additional Covenants of the Investor. The Investor agrees that for as long as the Investor and its affiliates and associates beneficially own at least five percent of the outstanding Common Stock and no change in control of Vitas (as defined in Section 3(a) hereof) has occurred, without the prior written approval of Vitas' Board of Directors, neither Chemed or the Investor nor any of their affiliates or associates will (i) call a special meeting of stockholders other than a special meeting of stockholders, the call of which is supported by Vitas' Board of Directors; (ii) institute, encourage or participate in any proxy solicitation with respect to any matter submitted or proposed to be submitted to a vote of Vitas stockholders; provided, however, that it is understood and agreed that this subparagraph shall not limit in any manner the ability of the Investor to vote its shares of Common Stock, subject to the limitations in Sections 1(d) and 11 hereof; (iii) publicly announce or propose or solicit any person or company to acquire, offer to acquire or agree to acquire, by merger, tender offer, purchase or otherwise, Vitas (including its subsidiaries) or a substantial portion of its (or its subsidiaries') assets or more than 10% of its Common Stock; (iv) have or seek to have any designee of Chemed and/or the Investor serve as the Chairman of the Board of Directors of Vitas or Vitas Services; (v) propose a director or directors in opposition to the nominees proposed by the management of Vitas or Vitas Services or the Board of Directors of Vitas or Vitas Services, other than as permitted in this Agreement; (vi) except as necessary or advisable solely in connection with the performance of duties by the Investor's designee as a member of the Boards of

Directors of Vitas or Vitas Services, exercise or attempt to exercise, directly or indirectly, control or controlling influence over the management, policies or business operations of Vitas (including its subsidiaries) or (vii) enter into any transaction outside of the ordinary course of business with Vitas or any of its subsidiaries. The Investor further agrees that the Investor, its affiliates and associates will not act in concert with any person or entity or assist, and or abet any affiliate or associate to act, or act in concert, with any person or entity, in a manner which is inconsistent with the terms hereof or which attempts to evade any provision or requirement of this Agreement.

                  10. Additional Covenant of Vitas. Vitas agrees that, after the date hereof and for so long as the Investor beneficially owns at least 10 percent of the outstanding Common Stock (and, if the Warrants have not been exercised, also beneficially owns at least a majority of the Preferred Stock outstanding as of the date hereof) and the New Credit Facility (as defined in
Section 1(d) hereof), remains in effect, without the prior consent of Chemed, which consent shall not be unreasonably withheld or delayed, Vitas shall not incur any indebtedness from any unaffiliated third party for the purpose of financing an Acquisition Transaction (as defined below), to the extent that, immediately prior to the consummation of such Acquisition Transaction, such indebtedness (if incurred) would exceed the sum of (x) the amount then available to Vitas under the New Credit Facility plus (y) $5 million. For example, if immediately prior to the consummation of an Acquisition Transaction, Vitas has $10 million available under the New Credit Facility, the maximum amount of the indebtedness Vitas could incur, without first obtaining the consent of Chemed, for purposes of financing the Acquisition Transaction would be $15 million ($10 million plus $5 million). Vitas shall provide Chemed with at least 10 business days' notice prior to entering into definitive documentation regarding any such proposed Acquisition Transaction to the extent the incurrence of indebtedness in connection with such Acquisition Transaction would require the consent of Chemed pursuant to this Section 10; it being understood that Chemed's failure to notify Vitas in writing within such 10-day period of its objection to the incurrence of such indebtedness shall be deemed to constitute Chemed's consent for purposes of this Section 10. The parties acknowledge and agree that a vote by the Investor's representative to the Board of Directors (as part of the Board's approval) in favor of an Acquisition Transaction, or otherwise to approve the definitive documentation regarding such Acquisition Transaction, that contemplates such indebtedness (in such representative's capacity as a director of Vitas) also shall be deemed to constitute Chemed's consent for purposes of this Section 10. For purposes of this Section 10, "ACQUISITION TRANSACTION" shall mean any transaction that involves (i) the acquisition by Vitas or any subsidiary of Vitas of all or substantially all of the assets of a third party, (ii) the acquisition by Vitas or any subsidiary of Vitas of an equity interest in an existing hospice program or other business related to the then-current business of Vitas, or (iii) a merger, consolidation or other business combination involving Vitas or any subsidiary of Vitas and another entity that results in Vitas owning more than fifty percent of the combined voting power of all classes of stock of such other entity.

                  11. Voting of Warrant Shares. Chemed, the Investor and Vitas acknowledge that, immediately prior to the consummation of the Recapitalization, the Existing Warrants (which entitle the Investor to purchase up to 4,158,243 shares of Common Stock in the aggregate), represent approximately 21% of the total number of shares of Common Stock and common stock equivalents of Vitas then outstanding.

                  As long as this Agreement is in effect, Chemed and the Investor covenant and agree as follows:

                           (a)      With respect to any and all Investor Voting
Shares (as defined below) held by Chemed or the Investor, as to each matter to be voted on by holders of voting stock as to which Chemed and/or the Investor are entitled to vote the Investor Voting Shares, Chemed and the Investor shall vote all Excess Shares (as defined below), or shall direct or cause the voting thereof, for, against or as an abstention on each matter voted on by holders of voting stock of Vitas entitled to vote thereon in the same proportion as the voting stock of Vitas owned by all other holders of voting stock of Vitas entitled to vote thereon (excluding all Investor Voting Shares) are voted or abstained from voting with respect to each such matter.

                           (b)      Chemed and/or the Investor shall appear in
person or by proxy at any annual or special meeting of stockholders of Vitas called for the purpose of voting and shall vote all of the Excess Shares in accordance with the provisions of this Agreement (including, but not limited to, this Section 11 and Section 1(d) hereof). Each of Chemed and the Investor hereby irrevocably appoints Vitas and its successors and assigns its true and lawful agent, proxy and attorney-in-fact, with full power and authority in its name, place and stead, to vote or abstain from voting the Excess Shares in accordance with the provisions of this Agreement, such appointment to be in effect from and after the date hereof and from time to time at any time Chemed and/or the Investor, as the case may be, fails to vote or fails to abstain from voting the Excess Shares in accordance with the provisions of this Section 11. The foregoing power is a power coupled with an interest. Chemed and the Investor hereby agree that the Company is authorized to refuse to accept any proxy or ballot given by or on behalf of Chemed and/or the Investor that is inconsistent with the provisions of this Agreement and the intent of the parties hereunder and is further authorized to substitute for any proxy or ballot so given the proxy of the Company in Chemed and/or the Investor's name, place and stead as described above.

                           (c)      Except to the extent expressly contemplated
in Section 11(b) hereof, neither Chemed nor the Investor shall grant any proxy, or enter into, or agree to be bound by, any voting trust with respect to the voting of any Common Stock or other voting securities of Vitas held by Chemed or the Investor, nor shall Chemed or the Investor enter into any voting, shareholder or other agreements or arrangements of any kind with any person with respect to the voting of any Common Stock or other voting securities of Vitas beneficially owned by Chemed or the Investor inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other stockholders of the Company that are not parties to this Agreement). Neither Chemed nor the Investor shall act, for any reason, as a member of a group or in concert with any other persons in connection with the voting of shares of Common Stock or other voting securities of Vitas in any manner which is inconsistent with the provisions of this Agreement. Neither Chemed nor the Investor shall circumvent this Section 11 or any other provision of this Agreement by taking any action through an affiliate or transferee that would be prohibited under this Section 11 or any other provision of this Agreement if taken by Chemed or the Investor.

                           (d)      For purposes of this Section 11: (i)
"INVESTOR VOTING SHARES" means, all shares of Common Stock acquired by the Investor, Chemed, any affiliates of Chemed or the Investor or any permitted transferees hereunder upon the exercise of the Warrants and any other voting securities of Vitas hereafter acquired by such persons (including any securities entitled to vote together with the Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Warrants or such shares of Common Stock acquired upon exercise of the Warrants or otherwise) as of the applicable record date; (ii) "ALLOWED SHARES" means, as to any matter on which the Investor Voting Shares are entitled to vote, a number of Investor Voting Shares not to exceed the lesser of (A) the actual number of Investor Voting Shares and (B) the number of Investor Voting Shares representing a number of votes with respect to such matter equal to the product of (x) the total number of votes attributable to the number of voting securities of Vitas outstanding on the applicable record date (including the votes attributable to the Investor Voting Shares) and entitled to vote on such matter multiplied by
(y) 21%; and (iii) "EXCESS SHARES" shall mean the Investor Voting Shares minus the Allowed Shares. For example, (i) if the Investor exercises some of the Warrants and acquires 4,000,000 shares of Common Stock (and neither Chemed, the Investor, affiliates of Chemed or the Investor nor any permitted transferee hereunder own any other voting securities of Vitas), and there are an additional 6,000,000 shares of Common Stock (and no other voting securities) outstanding on a particular record date for corporate action (by meeting or consent), then, for purposes of that action, the number of Investor Voting Shares would be 4,000,000, the number of Allowed Shares would be 2,100,000 ((4,000,000 + 6,000,000) x .21) and the number of Excess Shares would be 1,900,000 (4,000,000
- 2,100,000) and (ii) if the Investor exercises some of the Warrants and acquires 500,000 shares of Common Stock (and neither Chemed, the Investor, affiliates of Chemed or the Investor nor any permitted transferee hereunder own any other voting securities of Vitas), and there are an additional 6,000,000 shares of Common Stock (and no other voting securities) outstanding on a particular record date for corporate action (by meeting or consent), then, for purposes of that action, the number of Investor Voting Shares would be 500,000, the number of Allowed Shares would be 500,000

(the lesser of 500,000 or 1,365,000 ((500,000 + 6,000,000) x .21)) and there would be no Excess Shares (500,000 - 500,000).

                  12. Injunctive and Other Relief. The parties hereto agree that in the event either Vitas, on the one hand, and Chemed or the Investor, on the other hand, breaches or threatens to breach this Agreement, the other will be irreparably harmed and will be entitled to injunctive relief and specific enforcement (without proof of actual damage) in addition to any other legal rights which it or they may have.

                  13. Termination. This Agreement shall terminate (i) upon the Investor and its respective affiliates and associates ceasing to be the beneficial owners of more than 10% of the outstanding shares of Common Stock for a period of six months or (ii) upon mutual written agreement by Vitas, Chemed and the Investor.

                  14. Definitions. For purposes of this Agreement, the term "beneficial ownership" shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 ACT") and the terms "associate," "affiliate," and "control" shall have the meanings ascribed to such terms in Rule 12b-2 under the 1934 Act. The percentage of outstanding shares of the Common Stock beneficially owned by the Investor shall be calculated hereunder in accordance with the provisions of Rule 13d-3(d) under the 1934 Act. Notwithstanding the foregoing (including the definition of "beneficial ownership" under Rule 13d-3 of the 1934 Act), for purposes of this Agreement, the term "beneficial ownership," and any calculation of Investor's beneficial ownership, shall include all Warrant Shares issuable upon exercise of the Warrants, whether or not the Warrants are exercisable within 60 days.

                  15. Confidentiality. Vitas, Chemed and the Investor each severally covenant and agree, one with the other, that it will not, and it will use commercially reasonable efforts to cause its principals, affiliates, officers and other personnel and authorized representatives not to, use information concerning the other party's business, properties and personnel received in the course of negotiating this Agreement and in connection with the Recapitalization, and will hold such information (and will use commercially reasonable efforts to cause the aforesaid persons to hold such information) in confidence until such information otherwise becomes publicly available or as may be required by applicable law. In the event of termination of this Agreement each party will deliver to the other any copies of non-public documents furnished by it by the other in connection with the Recapitalization.

                  16. Entire Agreement; Modification. This Agreement, the Warrants, the 9% Preferred Stock Recapitalization Agreement (including all exhibits and schedules thereto), the Preferred Stock Agreement (including all exhibits and schedules thereto), the Registration Rights Agreement set forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and merges and supersedes any and all prior discussions, agreements, and understandings between or among them with respect thereto, and no party shall be bound by any condition, definition, warranty or representation, other than those expressly set forth or provided for in this Agreement, the Warrants, the 9% Preferred Stock Recapitalization Agreement, the Preferred Stock Agreement, the Registration Rights Agreement or in any document or instrument delivered pursuant to such agreements, or as may be set forth in writing and signed by the party or parties to be bound thereby on or subsequent to the date hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Vitas, Chemed and the Investor. This Agreement, and the rights and obligations hereunder, may not be assigned to any person or entity except as otherwise specifically permitted herein.

                  17. Governing Law; Venue. This Agreement and the rights and obligations of the parties hereunder shall be governed by Delaware law (excluding the choice of law provisions). EACH PARTY HERETO HEREBY (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OR OTHER TRIBUNAL, OTHER THAN A FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SERVICE OF

PROCESS IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT MAY BE MADE UPON SUCH PARTY BY PREPAID CERTIFIED OR REGISTERED MAIL, WITH A VALIDATED PROOF OF MAILING RECEIPT CONSTITUTING EVIDENCE OF VALID SERVICE, DIRECTED TO SUCH PARTY AT THE ADDRESS SPECIFIED IN SECTION 22 HEREOF. SERVICE MADE IN SUCH MANNER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. NOTHING HEREIN SHALL BE DEEMED TO LIMIT OR PROHIBIT SERVICE OF PROCESS BY ANY OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO HEREBY AGREES THAT THIS AGREEMENT INVOLVES AT LEAST $100,000 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 DEL. C.
SECTION 2708.

                  18. Certain Default Provisions. In the event Vitas defaults in any obligation to pay dividends on the Preferred Stock (i.e., failure to pay any dividend after such dividend has been declared by the Board of Directors of Vitas) or to make any mandatory redemption payment in accordance with the terms of the Certificate of Designation relating to the Preferred Stock, as amended (a "PAYMENT DEFAULT") and such Payment Default remains uncured for five business days after the date of such Payment Default, during the time that such Payment Default continues, the following provisions of this Agreement shall be suspended and shall not be operative:

                           (i) the restrictions imposed on dispositions of Warrants, Warrant Shares and any other shares of Common Stock beneficially owned by the Investor imposed under Section 3(a) hereof;

                           (ii) the provisions of Section 3(b) if such Payment Default continues for more than 120 days;

                           (iii)    the provisions of Section 3(c);

                           (iv) the provisions of Section 3(d)(ii) and 3(d)(iii); and

                           (v)      the provisions of Section 9.

Such provisions shall immediately again become operative at such time as the Payment Default has been cured.

                  19. Counterparts. This Agreement may be executed in one or more counterparts.

                  20. Severability. If any provision contained in this Agreement operates or would operate prospectively to invalidate this Agreement in whole or in part, then only such provision shall be held ineffective as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect. If any provision contained in this Agreement is invalidated, the parties hereto will use their best efforts to adopt an appropriate substitute for the invalidated provision consistent with the intent of the parties.

                  21. Binding Effect of Agreement. The terms of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective subsidiaries, parents or other affiliated entities, successors, agents, representatives and permitted assigns.

                  22. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or certified or registered mail, return receipt requested, to the addresses set forth below the signatures of the respective parties hereto. In the case of communications to Chemed and the Investor, to Chemed Corporation, 2600 Chemed Center, 225 E. Fifth Street, Cincinnati, OH 45202, and a copy (which shall not constitute notice) shall be delivered concurrently to Dinsmore & Shohl, 1900 Chemed Center, 225 E. Fifth Street, Suite 16, Cincinnati, OH 45202-3172, Attention: Clifford A. Roe, Esq. In the case of communications to the Company, to Vitas Healthcare Corporation, Suite 1500, 100 South Biscayne Boulevard, Miami, FL 33131, Attention: Chief Executive Officer, and copies (which shall not constitute notice) shall be delivered concurrently to Vitas Healthcare Corporation, Suite 1500, 100 South Biscayne Boulevard, Miami, FL 33131, Attention: General Counsel, and to Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, Attention: Robert J. Waldman, Esq.

                  23. Headings. The headings in the paragraphs and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  24. No Contest. Each of the parties hereto hereby agrees that it will not challenge the validity of this Agreement or of any of the provisions hereof.

                  25. WAIVER OF JURY TRIAL. TO THE EXTENT ENFORCEABLE UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTIES' ACCEPTANCE OF THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ACCEPTING THIS LETTER AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS (TO THE EXTENT ENFORCEABLE UNDER APPLICABLE LAW) FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS,

RENEWALS, SUPPLEMENTS, MODIFICATIONS, REPLACEMENTS OR RESTATEMENTS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

VITAS HEALTHCARE CORPORATION            CHEMED CORPORATION

By: /s/ Hugh A. Westbrook               By: /s/ Timothy S. O'Toole
    ---------------------------------       ---------------------------------
    Hugh A. Westbrook                       Name: Timothy S. O'Toole
    Chairman of the Board                   Title: Executive Vice President &
    and Chief Executive Officer                    Treasurer

                                        OCR HOLDING COMPANY

                                        By: /s/ Mark W. Stephens
                                            ---------------------------------
                                            Name: Mark W. Stephens
                                            Title: Assistant Treasurer

                                      E-39